UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 21, 2008

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI	49684
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (c) and (d)	Appointment of Certain Officers and Directors.

Aurora Oil & Gas Corporation (“AOG”) today announced that its board of directors has named John E. McDevitt (age 61) to serve as the company’s President, Chief Operating Officer and Director effective as of January 22, 2008. Mr. McDevitt has over 40 years of experience in a variety of industries, including oil and gas exploration and production, real estate development and finance, equipment leasing and finance, investment banking and lending, computer software development, wholesale distribution of products, and television and radio production.

Since 2006, Mr. McDevitt has been a Manager and President of Acadian Energy, LLC, a private company focused on unconventional natural gas exploration and production in the New Albany Shale. From 2003 to 2007, Mr. McDevitt was President of CDX Resources, a rig fleet and directional services company that was owned by CDX Gas, LLC. Prior to that, he held positions with CDX Gas, LLC as CFO and Senior Vice President of Strategic Planning. CDX Gas, LLC was an independent oil and gas company focused on the onshore exploration and production of unconventional natural gas, which was sold in 2006. Mr. McDevitt’s initial salary will be $250,000 per year with additional incentives to be negotiated later.

The board of directors has also named Barbara E. Lawson (age 49) as Chief Financial Officer effective as of January 22, 2008. Ms. Lawson has over 26 years of progressive accounting experience and has managed all facets of accounting, finance, internal audit, and treasury. She has worked for AOG since March 2006 as SEC Reporting Manager. From 2005 to 2006, Ms. Lawson was Vice President of Simple Financial Solutions, Inc. providing consulting services that covered public equity offerings and Sarbanes-Oxley Section 404 implementation. From 1988 to 2004, Ms. Lawson was employed with Midland Cogeneration Venture, LLP, an independent power producer, where her last position was Treasurer and Manager of Internal Audit. In connection with Ms. Lawson’s promotion, her annual salary will increase to $150,000 per year with additional incentives to be negotiated later.

The board of directors has also named Gilbert A. Smith (age 60) as Vice President of Business Development effective as of February 1, 2008. Mr. Smith has nearly 38 years of domestic and international oil and gas experience with expertise in land management, negotiations and government relations. Since January 2007, Mr. Smith has been a Manager and Chief Operating Officer of Acadian Energy, LLC. From 2002 to 2006, Mr. Smith was Vice President of Land and Contract Administration for CDX Gas, LLC. From 1999 to 2001, Mr. Smith worked as a independent consultant, performing international strategic contract negotiation and business development. Mr. Smith worked for Sun Exploration and Production Company (subsequently named Oryx Energy Company) from 1978 through 1999 where he served in various senior management positions. Mr. Smith’s initial salary will be $200,000 per year with additional incentives to be negotiated later.

AOG has signed a non-binding Letter of Intent to acquire Acadian Energy, LLC by means of a merger into AOG. Mr. McDevitt (through a controlled entity) and Mr. Smith are the sole members of Acadian Energy, LLC (60% and 40% respectively) . The proposed acquisition is valued at approximately $12.5 million and will include over 10,000 acres of New Albany Shale properties, 4 development wells, and approximately 7 bcf in proved reserves.

Item 5.02 (b) and (e)	Departure of Certain Officers and Directors; Amendment to Contract.

Ronald E. Huff has resigned as President, Chief Financial Officer and Director of AOG effective January 21, 2008. Mr. Huff’s employment agreement will be honored by AOG through its June 18, 2008 termination date. However, this agreement has been modified to accelerate the award of Mr. Huff’s stock bonus in the amount of 500,000 shares of common stock from January 1, 2009 to June 18, 2008.

Mr. John V. Miller has submitted his resignation as Vice President of Business Development of AOG, to be effective January 31, 2008.

A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Aurora Oil & Gas Corporation press release dated January 25, 2008, entitled “Aurora Oil & Gas Corporation Announces Acquisition and Management Changes.”

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: January 25, 2008	By:	/s/ William W. Deneau
By: William W. Deneau
Its: Chief Executive Officer